Exhibit 99.1

For Immediate Release

Varca Ventures Announces Appointment of Mike Thompson as Interim Chief Operating Officer

Thompson Will Oversee Activities at the May Day-Idaho Mine Complex

DURANGO, CO – July 18, 2012 - Varca Ventures, Inc. [VRCV.OB] (www.varcaventures.com) announced the appointment of Mike Thompson as Interim Chief Operating Officer through January 2013.  The company had engaged Mr. Thompson as a consultant in March 2012 to coordinate site remediation activities necessary to correct outstanding issues at the mine complex pursuant to the conditional permit approval in November 2011.

Mr. Thompson is a Principal of Reardon Steel LLC based in Cortez, Colorado. He has a diverse range of geological and environmental assessment expertise including the design and implementation of economic mineral evaluations, industrial and environmental permitting, municipal and rural watershed planning, diverse types of environmental sampling and monitoring with an emphasis on regulated metals and radiation.  During the past 10 years, Mr. Thompson has represented over 35 different mining and mining consulting companies throughout the western U.S. and Canada, and has represented 16 different governmental agencies, trade groups, and municipalities.  He is on the Board of Directors of the Western Small Miners Association and serves on the uranium committees of the Colorado Mining Association and Northwest Mining Association.  Mr. Thompson received a Bachelors of Science degree in Geology from Fort Lewis College in Durango, Colorado.

Contact: Randy Oser, President: (941) 951-0787.

Varca Ventures, Inc. is an exploration stage company that seeks to engage in the acquisition, exploration and development of natural resource properties primarily in North America and is headquartered at 1630 Ringling Blvd., Sarasota, FL, 34236.

Forward-Looking Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analysis and on forecasts of future results, estimates of amounts not yet determined and assumptions of management. There are forward-looking statements within this news release, and actual results may differ materially from those currently anticipated due to a number of factors beyond the Company's control. These risks and uncertainties include, among other things, competition, permitting, and the risk that the Company may not find any minerals in commercially feasible quantity. These and other risks are described in Varca Ventures, Inc.  annual report Form 10K filed with the Securities Exchange Commission on May 29, 2012 and other filings with the Securities and Exchange Commission.

Disclaimer: This announcement has been written by American Business Writers Corp., who has been engaged on behalf of Varca Ventures to assist in the marketing and advertising of Varca for monetary compensation. All content in this release is for informational purposes only and should not be construed as an offer or solicitation of an offer to buy or sell securities. Neither the information presented nor any statement or expression of opinion, or any other matter herein, directly or indirectly constitutes a solicitation of the purchase or sale of any securities.  The terms of engagement by Varca Ventures Inc. with American Business Writers calls for compensation of fifty-thousand restricted shares to perform editorial and advertising services for twelve months, which services include the issuance of this release. Prior to any dissemination of press releases on behalf of the Company, the content is reviewed and approved by Varca’s management team.

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